Exhibit (a)(1)(C)

SAFE BULKERS, INC.

OFFER TO EXCHANGE
COMMON STOCK AND CASH
FOR
ANY AND ALL OUTSTANDING 8.00% SERIES B CUMULATIVE
REDEEMABLE PERPETUAL PREFERRED SHARES

	CUSIP No.	Consideration Offered
8.00% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share (NYSE: SB.PR.B)	Y7388 L111	(a) $22.50 in cash and (b) 2.0 shares of Common Stock, per Series B Preferred Share

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 11:59 P.M., NEW YORK CITY TIME, ON APRIL 5, 2017.
WE MAY EXTEND THE OFFER PERIOD AND
WITHDRAWAL PERIOD AT ANY TIME.

March 9, 2017

To Brokers and Other Securities Intermediaries:

Safe Bulkers, Inc. (“Safe Bulkers,” the “Company,” “our,” “we” or “us”) is offering to exchange (the “Exchange Offer”) (1) newly issued shares of Common Stock, par value $0.001 per share, of Safe Bulkers (NYSE: SB) (the “Common Stock”); and (2) cash, on the terms and conditions set forth in the Offer to Exchange, dated March 9, 2017 (as amended, supplemented or modified from time to time, the “Offer to Exchange”) and in the related Letter of Transmittal (as amended, supplemented or modified from time to time, the “Letter of Transmittal”), for any and all outstanding 8.00% Series B Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share, liquidation preference $25.00 per share (NYSE: SB.PR.B) (the “Series B Preferred Shares”).

Holders who validly tender Series B Preferred Shares that are not properly withdrawn and are accepted for exchange by the Company pursuant to the offer will receive (i) $22.50 in cash and (ii) 2.0 shares of Common Stock, per Series B Preferred Share, net to the seller and without interest and less any applicable withholding taxes. Our obligation to purchase Series B Preferred Shares that are validly tendered and not properly withdrawn in the Exchange Offer is subject to the satisfaction or waiver of certain conditions as set forth in the Offer to Exchange. If all conditions to the Exchange Offer are satisfied or waived, the Company will acquire all Series B Preferred Shares from all holders who validly tendered and didn’t properly withdraw Series B Prefered Shares. The description of the Exchange Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Exchange Offer set forth in the Offer to Exchange and in the Letter of Transmittal.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS. THE OFFER WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON APRIL 5, 2017, OR SUCH OTHER DATE TO WHICH THE OFFER MAY BE EXTENDED.

In connection with the Exchange Offer, please forward copies of the enclosed materials to your clients for whom you hold Series B Preferred Shares. For your information and for forwarding to your clients, we are enclosing the following documents:

1.	Offer to Exchange, dated March 9, 2017;

2.	a separate Letter of Transmittal for Series B Preferred Shares for your use and for the information of your clients; and

3.

a form of letter that may be sent to your clients for whose accounts you hold Series B Preferred Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

To participate in the offer, a duly executed and properly completed Letter of Transmittal (or a manually executed facsimile thereof or Agent’s Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, and the book-entry transfer procedures should be complied with, all in accordance with the instructions set forth in the Offer to Exchange and the related Letter of Transmittal. No guaranteed delivery procedures are being offered in connection with the Exchange Offer.

D.F. King & Co. is acting as Information Agent, and American Stock Transfer and Trust Company, LLC is acting as Exchange Agent in connection with the Exchange Offer. The Information Agent may contact holders of Series B Preferred Shares by mail, telephone, facsimile and personal interviews and may request brokers and securities intermediaries to forward materials relating to the Exchange Offer to beneficial owners. The Information Agent and the Exchange Agent will each receive reasonable and customary compensation for their respective services and will be reimbursed by us for reasonable out-of-pocket expenses. The Information Agent and the Exchange Agent will be indemnified against certain liabilities in connection with the Exchange Offer, including certain liabilities under the federal securities laws.

Under no circumstances will interest be paid on the consideration payable for Series B Preferred Shares, regardless of extension of, or amendment to, the Exchange Offer or any delay in delivering such consideration. The Company will not pay any fees or commissions to brokers, other securities intermediaries or other persons for soliciting tenders of Series B Preferred Shares in connection with the Exchange Offer. The Company will, however, upon request, reimburse brokers and other securities intermediaries for customary clerical and mailing expenses incurred by them in forwarding materials to their customers. Transfer taxes imposed by the United States or the Marshall Islands incident to the transfer of Series B Preferred Shares by the tendering holder pursuant to the Exchange Offer, if any, will be paid by us, except as otherwise provided in the Offer to Exchange and the related Letter of Transmittal.

Questions regarding the terms of the Exchange Offer, and requests for assistance or for additional copies of the Offer to Exchange and any other related documents, may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Exchange.

Sincerely,
SAFE BULKERS, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF THE COMPANY, THE INFORMATION AGENT, THE EXCHANGE AGENT, OR THE TRANSFER AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER NOT CONTAINED IN THE OFFER TO EXCHANGE OR IN THE RELATED LETTER OF TRANSMITTAL.